EXHIBIT 12.1
HOME PROPERTIES OF NEW YORK, INC.
CALCULATION OF RATIOS OF EARNGINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDEND


                                                                                Original Properties*
                                                                              -----------------------
                          Year Ended    Year Ended  Year Ended    August 4-   January 1-  Year Ended
                          December 31, December 31, December 31, December 31, August 3,   December 31,
                             1997          1996         1995       1994         1994       1993
                         ------------  -----------  -----------  -----------  ----------  -----------
Income before loss                                  ($000)
 on disposition of
 property, minority
 interest and extra-
 ordinary item             $12,958         $5,044     $4,500       $2,641        $  783     $1,797

 Interest expense
  (including debt
  amortization)             11,967          9,208      6,432        1,444         3,126      5,113
                            ------          -----      -----        -----         -----      -----

  Adjusted Income          $24,925        $14,252    $10,932       $4,085        $3,909     $6,910
                           =======        =======    =======       ======        ======     ======
Fixed Charges:
  Interest expense
   (including debt
   amortization)           $11,967         $9,208     $6,432       $1,444        $3,126     $5,113
  Capitalized interest           -             63          -            -             -          -
  Rent expense                 129            116         79           32            45         88
                           -------         ------      ------      ------        ------      -----                    ------

  Total Fixed Charges      $12,096         $9,387     $6,511        $1,476       $3,171      $5,201
                           =======         ======     ======        ======       ======      ======

Ratio                        2.06            1.52       1.68         2.77         1.23        1.33


  *Original Properties is not a legal entity but rather a combination of twelve entities which were owned by the predecessor corporation and its affiliates prior to the Company's initial public offering on August 4, 1994.

  The Company has guaranteed temporary construction financing totalling $931 associated with one entity and a total of $2,482 of additional debt associated with five entities where the Company is the general partner. The fixed charges associated with these guaranteed debts are not material and are not included in the above computation